Exhibit 99.1

155 EAST TROPICANA SIGNS ASSET PURCHASE AGREEMENT

Las Vegas, NV – May 4th, 2007 – 155 East Tropicana, LLC (the “Company”) today announced that the Company entered into an  asset purchase agreement with Hedwigs Las Vegas Top Tier, LLC (the “Buyer”), an affiliate of the investment group led by NTH Advisory Group, LLC. Under the terms of the agreement, the Buyer has offered to purchase essentially all of the assets of the Company for a purchase price of $95 million in cash, the payment of certain accrued royalties, and the assumption of certain outstanding liabilities of the Company. The Buyer will also be responsible for the Company’s $130 million in principal amount of 8 ¾% Senior Secured Notes due 2012.

The agreement provides for a closing by October 31, 2007; but under certain conditions may be closed as late as June 30, 2008. The closing will be subject to the completion of due diligence, financing, and licensing, among other customary conditions. The agreement also requires that certain additional related agreements be completed no later than May 7, 2007. Because all the related agreements have not been signed, there can be no assurance that (i) the asset purchase agreement will not expire on May 7, 2007, or (ii) all related agreements will ever be completed, or (iii) the conditions to closing under the asset purchase agreement will ever be satisfied, or (iv) any transaction contemplated under the asset purchase agreement will be consummated.

About 155 East Tropicana, LLC

155 East Tropicana, LLC owns the Hooters Casino Hotel in Las Vegas, Nevada. The property is located one-half block from the intersection of Tropicana Avenue and Las Vegas Boulevard, a major intersection on the Las Vegas Strip. The Hooters Casino Hotel features 696 hotel rooms and an approximately 29,000 square-foot casino. Additional information about the Company can be found at the Company’s website, www.hooterscasinohotel.com.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Actual events or results in future periods may differ materially from forward-looking statements made today because of a number of risks and uncertainties, including, but not limited to the uncertainties described above and the risks related to our substantial level of debt and our debt obligations and covenants; the implementation of the Company’s business and marketing strategies; the Company’s short operating history; the Company’s dependence on one gaming site; changes in and challenges to gaming laws and regulations; competition; changes in federal or state tax laws; and factors beyond our control. Additional information about factors that could affect the Company’s business is set forth in the Company’s SEC filings.

Contact:

Michael Hessling

(702) 597-6076